UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2012

ZELTIQ Aesthetics, Inc.

Delaware	001-35318	27-0119051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4698 Willow Road, Suite 100 Pleasanton, California		94588
(Address of principal executive offices)		(Zip Code)

(925) 474-2500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) & (c) On January 9, 2012, ZELTIQ Aesthetics, Inc. (the “Company”) issued a press release announcing that effective January 5, 2012, John F. Howe retired as Chief Financial Officer and Senior Vice President of the Company, and on January 6, 2012, the Board of Directors appointed Joshua T. Brumm, Vice President of Corporate Development & Investor Relations, to succeed Mr. Howe as the Company’s Chief Financial Officer and Vice President, effective immediately. The impact of this appointment on Mr. Brumm’s compensation has not yet been determined by the Compensation Committee of the Board of Directors. A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference.

Mr. Brumm, age 34, has served as Vice President of Corporate Development and Investor Relations since October 2011. Previously, Mr. Brumm served as Vice President of Corporate Development from July 2011 to October 2011, as Senior Managing Director, International Sales and Corporate Development from January 2011 to July 2011, as Director, International Sales and Corporate Development from June 2010 to January 2011, and Director, Corporate Development and Strategy from December 2009 to June 2010. Prior to joining the Company, Mr. Brumm served as Director of Finance at Proteolix, Inc. from March 2009 to December 2009, at which time it was acquired by Onyx Pharmaceuticals, and as a Healthcare Investment Banking Associate with Citigroup Global Markets, Inc. from June 2007 to March 2009. Prior to June 2007, he served as Chief Executive Officer and Founder of Nu-Ag Distribution, LLC from December 2002 to the company’s sale in June 2007 and as a Healthcare Investment Banking Analyst at Morgan Stanley from May 2001 to August 2002. Mr. Brumm graduated summa cum laude and holds a B.B.A. from the University of Notre Dame.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated January 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZELTIQ Aesthetics, Inc.

Date: January 9, 2012	/s/ Joshua T. Brumm
Joshua T. Brumm
Chief Financial Officer and Vice President
(principal financial and accounting officer)

Exhibit Index

Exhibit No.	Description
99.1	Press release dated January 9, 2012.